EXHIBIT 10 (x)

                               AGREEMENT

                              BY AND AMONG

                      RADIOSUNGROUP OF TEXAS, INC.

                                  AND

                        MT. PLEASANT RADIO, INC.

                           January  27, 1997







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                           TABLE OF CONTENTS
                                                              PAGE
        1       Definitions                                       2
        2.      Time Brokerage                                    2
        3.      Payments                                          3
        3.1     Option to Purchase                                3
        4.      Right to Reject or Preempt Programs               4
        5.      Facilities                                        4
        6.      Force Maijeure                                    5
        7.      Compliance with Laws                              6
        8.      Compliince with Mt. Pleasant's Program Policies   7
        9.      Response to Inquiries                             7
        10.     Profits and Losses; Licenses                      7
        11.     Control of the Mt. Pleasant Station               8
        12.     Right to Use Programs                             8
        13.     Disclosure of Information                         8
        14.     Indemnification                                   9
        15.     Non-Default Termination                          10
        16.     Ternination Upon Default                         11
        17.     Liabilities Upon Terminination of this Agreement 12
        18.     Services Unique                                  12
        19.     Due Authority: No Conflict                       13

        20.     Further Assurances                               13
        21.     No Partnership or Joint Venture                  13
        22.     Successors and Assigns                           13
        23.     Modification and Waiver                          13
        24.     Attorney's Fees                                  14
        25.     Governing Law                                    14
        26.     Headings                                         14
        27.     Notices                                          14
        28.     Entire Agreement                                 15

                               AGREEMENT



        THIS AGREEMENT (the "Agreement") is made and entered into as of this 7 day of January, 1997, by and between RADIOSUNGROUP OF TEXAS, INC. ("Provider") and MT. PLEASANT RADIO, INC. ("Mt. Pleasant"), an Indiana corporation.

                          W I T N E S S E T H:

        WHEREAS, Mt. Pleasant is or soon will be authorized by the Federal Communications Commission as the Licensee of radio broadcast station KALK-FM and licensed to Winfield, Texas (hereinafter, the "Mt. Pleasant Station"); and

        WHEREAS, Provider is authorized by the Federal Communications Commission as the licensee of radio broadcast station KYKX-FM, licensed to Longview, Texas (hereinafter, the "Provider Station"); and

        WHEREAS, Mt. Pleasant desires that Provider provide Programming (as hereinafter defined) responsive to the needs, interests, issues, and desires of the Mt. Pleasant Station' s community of license and service area, and Mt. Pleasant is willing to devote substantially all of Mt. Pleasant Station's broadcast time to such Programming, believing that Programming provided by Provider on the Mt. Pleasant Station will responsibly address those needs, interests, issues and desires; and

        WHEREAS, Provider desires to provide to Mt. Pleasant Programming to be aired on the Mt. Pleasant Station, subject to the terms and conditions set forth herein;

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth. and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Provider and Mt. Pleasant hereby agree that:

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        1. Definitions: The following terms shall, for the purposes of this
Agreement, have the meanings ascribed herein:

                (a) Programming. The term "Programming" shall mean the programs provided to the Mt. Pleasant Station by Provider, as well as advertising for products and services, other commercial advertising, and other material normally broadcast by FM stations in the United States.

                (b) Commencement Date. The term "Commencement Date" shall be the date of approval of the Asset Purchase AgrepSent by the FCC.

                (c) Commission. The term "Commission" shall mean the Federal Communications Commission.

                (d) Term. The "Term" of this Agreement shall commence on the Commencement Date and shall terminate on the earlier to occur of (i) the effective date of any termination of this Agreement as provided herein; or
(ii) ten (10) years from the Commencement Date.

        2. Time Brokerage. During the Term hereof, for the consideration provided in paragraph 3 below, Mt. Pleasant hereby sells to Provider substantially all of its broadcast time each day, provided that Mt. Pleasant shall retain, without reduction in the consideration to be paid by Provider to Mt. Pleasant, sufficient broadcast time to allow Mt. Pleasant to present reasonable news, public affairs programming and public service announcements necessary for the Mt. Pleasant Station to be responsive to the needs, interests, issues and desires of its community of license and service area. All contracts, advertising, agreements, purchase orders, and other similar documents and instruments negotiated and executed by Provider in connection with the foregoing on or after the Commencement Date shall be in the name of Provider, provided that Provider shall not represent or warrant in any fashion that Provider is the licensee of the Mt. Pleasant Station.

        During the Term, the Programming to be provided by Provider shall be of quality sufficient to aid and assist Mt. Pleasant in satisfying its obligation for the Mt. Pleasant Station to be responsive to the needs, interests, issues and desires of its community of license and service area, except to the extent that such Programming is provided by Mt. Pleasant. The Programming provided by Provider for the Mt. Pleasant Station shall include local news programming and public service announcements relative to the Mt. Pleasant Station's community of license and service area. Additionally, Provider shall provide to Mt. Pleasant on a quarterly basis, a list of issues responsive programming aired on the Mt. Pleasant Station as part of the Programming provided by Provider during the preceding quarter, so that Mt. Pleasant may properly maintain its public file in accordance with all Commission Rules and Regulations.

        3. Payments. In consideration for the right set forth in Section 2 hereof, Provider shall pay in cash to Mt. Pleasant the sum of $7,000.00 per month, payable on the tenth day of each month. In order to comply with FCC requirements of station ownership, Mt. Pleasant shall a have maximum of two employees. The cost associated with those two employees will be billed back monthly to the Provider.

        3.1. Option to Purchase. In further consideration of the rights set forth herein, Mt. Pleasant hereby grants Provider the option to purchase all of the assets of the Mt. Pleasant Station at any time during the term of this Agreement for the following prices:


                         Price:       Term:
                        $550,000      Year One
                        $600,000      Year Two
                        $650,000      Year Three

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                        $700,000      Year Four
                        $750,000      Years Five
                      $1,000,000      Through Year Ten

This option shall only be exercised upon the Commission's approval of the sale of such assets and the transfer of the Mt. Pleasant Station license. The assets of the Mt. Pleasant Station shall be sold free and clear of all liens and encumbrances.

        4. Right to Reject or Preempt Programs. Notwithstanding the grant to Provider by Mt. Pleasant of the right set forth in Section 2 hereof, Mt. Pleasant shall retain full authority and power over the operation of the Mt. Pleasant Station at all times during the term of this Agreement. Mt. Pleasant shall retain control over the policies and operations of the Mt. Pleasant Station, including specifically the Programming, and also including, without limitation, the right to decide whether to accept or reject any of the Programming (including but not limited to advertisements) for broadcast by the Mt. Pleasant Station in advance of such broadcasts, and the authority to preempt such Programming for other programming deemed by Mt. Pleasant, in its sole discretion, to be of greater national, regional, or local importance, or necessary to promote the needs, interests, issues and desires of the Mt. Pleasant Station's community of license and service area.

        5. Facilities. Mt. Pleasant has acquired and installed, and will maintain the necessary transmission equipment to deliver a maximum-strength signal in accordance with the terms and specifications of its Commission license. Mt. Pleasant shall be responsible, at its own cost, for insuring that the Mt. Pleasant Station's transmitting facilities shall comply at all times with the relevant rules, regulations and policies of the Commission and other applicable governmental authorities. Mt. Pleasant shall (i) procure and maintain adequate loss and liability insurance coverage for the Mt. Pleasant Station's transmitting facilities, which costs shall be

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reimbursed by Provider; (ii) pay all metered costs of electricity involved in the operation of the Mt. Pleasant Station, and such costs and all lease and rent costs during the term of this Agreement shall be billed to Provider;
(iii) bear all maintenance costs of the broadcast and other equipment owned by Mt. Pleasant, and such costs during the term of this Agreement shall be billed to Provider; (iv) pay all expenses and assessments related to the broadcasting of the Programming, and such expenses and assessments during the term of this Agreement shall be billed to the Provider on a monthly basis; and (v) maintain its corporate existence in good standing, pay all taxes and assessments owed by Mt Pleasant on account of its ownership of its property or its operation of the Mt. Pleasant Station, including the Mt. Pleasant Station's transmitting facilities, or on account of this Agreement or otherwise. Provider's employees will take Mt. Pleasant transmitter readings and "log" same accordingly on behalf of Mt. Pleasant, and Provider's broadcast facilities may serve as the remote control point for the transmitter of the Mt. Pleasant Station; and, Provider's employees will also monitor the Mt. Pleasant Station's EBS system. In the event that any Commission authorizations shall be required by either Mt. Pleasant or Provider in order to enable Provider to originate and relay programs to the Mt. Pleasant Station's transmitting facilities for broadcast by the Mt. Pleasant Station, both parties shall cooperate in obtaining such authorizations, the expenses to be borne by Mt. Pleasant. Mt. Pleasant shall further retain the Mt. Pleasant Station's public file as now established.

        6. Force Maieure. Any failure or impairment of facilities or any delay or interruption in broadcasting Programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to causes beyond the control of Mt. Pleasant or Provider, shall not constitute a breach of

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this Agreement and neither party shall be liable to the other for such failure, impairment, delay or interruption or for payment for services not provided as a result

        7. Compliance with Laws. Provider hereby represents and warrants to Mt. Pleasant that all of the Programming presented by Provider broadcast by the Mt. Pleasant Station pursuant to this Agreement will comply with all legal requirements, including but not limited to the Commission's rules, regulations and policies.

        At least ninety (90) days before the start of any primary or general election campaign, Provider will advise Mt. Pleasant of the rate which Provider will charge for time to be sold to candidates for public office and/or their supporters to make certain that the rate charged is in conformance with the applicable law and policy. Provider will provide to Mt. Pleasant access to all billing records for air time sales in the ninety (90) day period preceding any primary or general election to insure that the rates charged for political time is in conformance with all applicable rules and policies. Within twenty-four (24) hours of any request to purchase time on its Programming for or on behalf of a candidate for public office or to support or urge the defeat of an issue on the ballot in an election, Provider will immediately report the fact to Mt. Pleasant for approval so that appropriate records can be kept with respect to the request for such time and the disposition made thereof.

        In order to enable Mt. Pleasant to fulfill its obligations under
Section 317 of Communications Act of 1934, as amended, Provider in compliance with Section 508 of said Act, will, in advance of any scheduled broadcast by Mt. Pleasant Station, disclose to Mt. Pleasant any information of which Provider has knowledge, or which has been disclosed to it, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the Programming or

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commercial matter to be supplied to Mt. Pleasant as necessary to insure compliance with this provision. Commercial matter with obvious sponsorship identifications shall not require disclosure in addition to that contained in the commercial copy

        8. Compliance with Mt. Pleasant's Program Policies. Provider hereby agrees to conform any Programming to be presented by Provider for broadcast by the Mt. Pleasant Station to those program policies of Mt. Pleasant's that (I) are presented by Mt. Pleasant to Provider, in writing, at least ten (10) days prior to the date upon which such conformance is requested, and (ii) are otherwise not in violation any law, rule, regulation. ordinance, statute, policy, injunction, decree or other mandate of any governmental authority or court.

        9. Response to Inquiries. Mt. Pleasant may, but shall not be required to, cooperate with Provider in responding to any questions, comment, or complaint from any third party (other than a governmental authority or agent thereof) with respect to any Programming broadcast by the Mt. Pleasant Station that was presented for such broadcast by Provider; provided, however, Provider shall immediately forward to Mt. Pleasant all written questions, comments or complaints. All responses to questions, comments or complaints with respect to Programming are subject to the approval of Mt. Pleasant. If requested by Mt. Pleasant, Provider shall cooperate fully with respect to all responses to such questions, comments or complaints.

        10. Profits and Losses; Licenses. Provider shall retain all revenue received by it from sale of time broadcast on the Mt. Pleasant Station, and shall be responsible for all costs in connection with the production of such revenue. The Provider's liability, if any, based on this Agreement shall be limited solely to the net income received by the Provider based on this Agreement.

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

        11. Control of the Mt. Pleasant Station. Nothing herein shall be construed to grant to Provider the power or authority to control or direct the operations of the Mt. Pleasant Station. Whenever on the premises of the Mt. Pleasant Station, Provider's employees and agents shall at all times be subject to the direction and control of Mt. Pleasant, its designated employee and agents.

        12. Right to Use Programs. The right to use any programs (or portions thereof) presented by Provider for broadcast by the Mt. Pleasant Station hereunder, and the right to authorize such use in any manner or in media whatsoever, shall be and shall remain vested in Provider. Mt. Pleasant shall not authorize, cause or permit, without Provider's prior written authorization, any program or other material supplied to Mt. Pleasant under this Agreement to be recorded, duplicated, rebroadcast, or otherwise transmitted or used for any purpose other than broadcasting by the Mt. Pleasant Station at the times specified by Provider and in the community and service area to which the Mt. Pleasant Station are licensed, as provided herein. Mt. Pleasant shall broadcast all Programming (including all commercial advertising material) without modification, addition or deletion, provided that such Programming is not rejected or replaced pursuant to this Agreement, at the hours and on the days specified in Provider's program schedule.

        13. Disclosure of Information. The parties recognize and acknowledge that during the term of this Agreement. Mt. Pleasant may from time to time become privy to information belonging to Provider involving rates, program information, client list(s), and other information which is proprietary, valuable, special and unique to the business of Provider (whether or not specifically related to the Mt. Pleasant Station), and that the appropriation of such information by Mt. Pleasant would work substantial and irreparable harm to Provider and

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

its business. Mt. Pleasant, therefore, shall not communicate or disclose at any time during or after the term of this Agreement any information relating to client lists or other proprietary information, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In addition, Mt. Pleasant shall exercise its best efforts to prevent the use of copyrighted material and trade secrets by any person or entity which prior thereto has not been authorized by Provider to use such information. Notwithstanding the foregoing, the restrictions of this paragraph shall not apply to court ordered subpoenas or requests from governmental agencies or courts for information

        14. Indemnification. Provider further represents and warrants that the performing rights to all music contained in such Programming are licensed by BMI, ASCAP, or SESAC, are in the public domain or are controlled by Provider. Provider agrees to indemnify and hold Mt. Pleasant, its shareholders, officers, agents, employees, successors and assigns free and harmless from any and all claims, damages, liabilities, costs or expenses, including attorneys' fees, incurred by Mt. Pleasant or such persons by reason of the breach by Provider of this representation and warranty, or any other representation, warranty, covenant or agreement made by Provider in this Agreement, and for all claims, damages, liabilities, costs or expenses, including attorneys' fees arising from the broadcast of any Programming or other matter provided to Mt. Pleasant by Provider pursuant to this Agreement. Provider shall defend at its own expense any action or proceeding arising out of an alleged breach of the foregoing warranty. Mt. Pleasant shall defend at its own expense any action or proceeding arising out of any programming or other matter broadcast by the Mt. Pleasant Station other than Programming or other matter provided to Mt. Pleasant by Provider pursuant to this Agreement. Mt. Pleasant agrees to indemnify and hold Provider, his officers, agents, employees, successors and assigns, free and harmless from any and all claims, damages, liabilities, costs or expenses, including attorneys' fees incurred by Provider or such person by reason of any action or proceeding arising out of any programming or other matter broadcast by the Mt. Pleasant Station other than programming or other matter provided to Mt. Pleasant by Provider pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, the Provider's liability with respect to this Agreement shall be limited solely to the net income derived from this Agreement.

        15. Non-Default Termination. This Agreement may be terminated by the parties, as provided by this Section and its subparts, if no default has occurred and without fault or further obligation to the other party in the following circumstances:

        (a) License Termination. By Provider if the main license for the Mt. Pleasant Station is terminated. for whatever reason, by the Commission or other federal agency, and the order of termination has become a Final Order.

        (b) Modification of Facilities. By Provider, if any action by the Commission results in changes to the Mt. Pleasant Station's facilities, including but not limited to, power, frequency, or hours of operation, such changes occurring at any time during the period of this Agreement so that the population residing within the predicted one MV/M primary service contour of the Mt. Pleasant Station is reduced by five (5%) percent or more. Changes in transmitter site, however, which do not result in substantial changes in coverage area, will not create any entitlement to modify or terminate this Agreement by Provider.

        (c) Implications of Law. By either party in the event that this Agreement or the involvement of either party is deemed, preliminarily or otherwise, to be in material violation of the Communications Act of 1934, as amended, or any rule, policy or order of the Commission; provided, however, that upon being advised of any such potential violation,

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Mt. Pleasant and Provider shall, however, use their best efforts to reform this Agreement to rectify any such potential violaition.

        (d) Actions re Non-Default Termination. In the event of a termination in accordance with this Section and its Subparts, this Agreement shall be voidable, and the parties may promptly recover any equipment respectively owned by them and shall have no further obligation to otherwise pay further compensation or provide services as set forth in this Agreement. The party terminating this Agreement pursuant to this Section or its subparts shall provide the other party with writtten notice of such termination, and the reason therefor, and the notice must be given at least thirty (30) days before the effective date of the termination.

          16. Termination Upon Default. In the event of any of Event of Default, the party not in default shall be under no further obligation to perform hereunder. In the Event of Default by Provider, (i) Mt. Pleasant shall be under no obligation to make available to Provider any further broadcast time or broadcast program distribution facilities, and (ii) Provider's obligation to purchase time on the Mt. Pleasant Station shall he terminated, and Provider shall transfer and assign to Mt. pleasant all contracts, leases and agreements, to the extent assignable, which were entered into in connection with the Programming for the Mt. Pleasant Station by Provider. Provider shall be liable to Mt. Pleasant for any money damages whatsoever resulting from any default of this Agreement and Mt. Pleasant shall have the right to compel the Provider to specifically perform any obligations required under this Agreement. In the event of any Event of Default by Mt. Pleasant, Provider may pursue its remedies at law and equity to recover damages or require Mt. Pleasant to specifically perform this Agreement. The following shall constitute an Event of Default under this Agreement.


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
        (a) Non-Payment. Provider's failure to timely pay the consideration provided for in Section 3 hereof. For the purposes of this Agreement, Provider shall be timely in its payments only so long as they are made within thirty
(30) business days from the date due;

        (b) Default in Covenants. The default by either party in the observance or performance of any covenant, condition, or agreement contained herein; or

        (c) Breach of Representation. Should any material representation or warranty herein made (i) by either party, or (ii) in any certificate or document furnished by one party to the other pursuant to the provisions heresf, prove to have been false or misleading in any material respect as of the time made or furnished. Notwithstanding the foregoing, upon the occurrence of any Event of Default as described above, the party in default shall have, at its option, thirty (30) days from the date such default shall occur. to cure said default, whereupon this Agreement shall continue in full force and effect, with no right of termination or other recourse or remedy being then available to the non-defaulting party as a result of such Event of Default having occurred.

        17. Liabilities Upon Termination of this Asyreement. Following termination of this Agreement for any reason, Provider shall not be responsible for all liabilities, debts and obligations related to the purchase of air time on any contracts or agreements written by the Provider or Mt. Pleasant personnel including, without limitations, accounts payable, barter agreements, trade-out agreements, for any debts or obligations of Mt. Pleasant, including any federal and local tax liabilities

        18. Services Unique. The parties hereto agree that the facilities and services to be provided under this Agreement are unique and cannot be readily purchased or acquired in

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

the open market, and for that reason, either party would be irreparably damaged in the event of a material breach of this Agreement.

        19. Due Authority: No Conflict. Mt. Pleasant hereby warrants and represents to Provider, and Provider hereby represents and warrants to Mt. Pleasant, that each is legally qualified under the laws of the State of its respective incorporation, formation or qualifications, and that each is duly authorized by all necessary corporate and/or legal action, to execute, deliver and perform its respective obligations under this Agreement, and that such execution, delivery and performance does not and will not viogte, conflict with, constitute a default under, or upon the giving of notice or the lapse of time, or both, constitute grounds for terrnination of, or acceleration of obligations under, any charter, certificate, by-law, agreement, contract, instrument, indenture, franchise, lease. Iicense, permit, rule, regulation, statute, ordinance, judgment, order, or decree to which such warrantor is subject or by which it is bound.

        20. Further Assurances. Mt. Pleasant and Provider each shall execute and deliver additional documents and take such other actions that the other party may reasonably request for purposes of carrying out the transactions contemplated by this Agreement.

        21. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a Partnership or Joint Venture Agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent any other party to this Agreement.

        22. Successors and Assigns This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

        23. Modification and Waiver. No modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such

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modification or waiver is asserted, and no failure to exercise any right, power or privilege hereunder shall operate to restrict the exercise of the same right, power or privilege upon any other occasion nor to restrict the exercise of any other right, power, or privilege upon the same or any other occasion. Notwithstanding the foregoing, Mt. Pleasant and Provider shall use their best efforts to modify this Agreement from time to time, to comply with applicable rules and regulations of the Commission respecting agreements of this nature.

        24. Attorney's Fees. In any act or proceeding brought to enforce any rights or obligations hereunder, the prevailing party shall be entitled to receive reimbursement for its reasonable attorney's fees and related costs.

        25. Governing Law. This Agreement shall be governed by, construed, and interpreted in accordance with, and enforceable under the laws of the State of Texas.

        26. Headings. The headings of the sections appearing in this Agreement are inserted only for convenience of reference, and shall not operate to alter the meaning of any provision appearing herein.

        27. Notices. Notices that are required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, or shall be mailed by certified United States mail or a national express service, postage prepaid, to the parties at the addresses shown below or at such other addresses as the parties may provide to each other in accordance with the provisions of this Section:

                        To Provider:
                        RADIOSUNGROUP OF TEXAS, INC.
                        Attention: Mr. Ed Cearley
                        1618 Judson Road
                        Longview, Texas 75601

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                        To Mt. Pleasant:
                        MT. PLEASANT RADIO, INC.
                        2201 Cantu Court
                        Suite 102A
                        Sarasota, Florida 34232-6254


                (a) Alternate Addresses. Notice, as provided by this Section, may be given to any other person or party, as any party hereto may in the future designate in writing, upon due notice to the other party(ies).

                (b) Date of Notice, Action. The postal receipt for deposit with the United States Mail or courier service specified herein shall establish the date of such notification or communication. If any notification, communication or action is required or permitted to given or taken within a certain period of time and the last date for doing so falls on a Saturday, Sunday, a federal legal holiday, or legal holiday by law in the State of Texas, the last day for such notification, communication or action shall be extended to the first date thereafter which is not a Saturday, Sunday, or such legal holiday.

        28. Entire Agreement. This Agreement sets forth the entire understanding between Mt. Pleasant and Provider with respect to the subject matter hereof, and there are not other agreements, representations, warranties, or understandings, oral or written, with respect to the subject matter hereof.


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        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representative to execute this Agreement as of the date and year first above written.

                                        MT. Pleasant Radio, Inc.

                                        By: /s/ John W. Biddinger
                                            --------------------------
                                        Title: President
                                               -----------------------

                                        RADIOSUNGROUP OF TEXAS, Inc.

                                        By: /s/ Edgar C. Cearley, III
                                            --------------------------
                                        Title: Vice President, General
                                               Manager
                                               -----------------------

State of  Florida
          -----------
County of Sarasota
          -----------

        Personally appeared before me, the undersigned, a Notary Public within and for said State and County, duly commissioned and qualified, _________________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon oath, acknowledged himself to be the President of MT. PLEASANT RADIO, INC., a corporation, the within named bargainor, and that he as such _____________, being authorized to do so, executed the foregoing instrument, for the purposes therein contained by signing the name of the corporation by himself as such officer.


        Witness my hand seal at office this 24 day of January, 1997.

                                               /s/ BARBARA B. MICHEL
                                               -----------------------
                                               NOTARY PUBLIC

My Commission Expires: March 14, 1998

                       [NOTARY SEAL]


State of  Texas
          -----------
County of Gregg
          -----------

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


        Personally appeared before me, the undersigned, a Notary Public within and for said State and County, duly commissioned and qualified, _________________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon oath, acknowledged himself to be the Vice President of RADIOSUNGROUP OF TEXAS, INC., a corporation, the within named bargainor, and that he as such _____________, being authorized to do so, executed the foregoing instrument, for the purposes therein contained by signing the name of the corporation by himself as such officer.


        Witness my hand seal at office this 27 day of January, 1997.

                                               /s/ SHERRI GARRETT
                                               -----------------------


My Commission Expires: 4-27-99

                       [NOTARY SEAL]







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